Exhibit 99.1

Contacts:	William McCalmont, 972/753-2314	Michael Briskey, 972/753-2342
	EVP & Chief Financial Officer	SVP & Treasurer
	wmccalmont@acecashexpress.com	mbriskey@acecashexpress.com

ACE CASH EXPRESS INCREASES FISCAL THIRD QUARTER
EARNINGS PER SHARE GUIDANCE

Company Expects Third Quarter Diluted EPS of $0.70 — $0.72;

     DALLAS (April 5, 2004)-ACE Cash Express, Inc. (NASDAQ: AACE) announced today that it expects its diluted earnings per share for the quarter ended March 31, 2004 to be in the range of $0.70 to $0.72 on a fully diluted basis.

     The primary catalysts for ACE’s increased earnings guidance for its third fiscal quarter are:

•	stronger than expected comparable store increases in loan fees and interest,

•	stronger than expected comparable store increases in bill payment and debit card revenue, and

•	lower than expected interest expense due to more efficient cash management of the Company’s revolving line of credit.

     Upon completion of its proposed common stock offering, the Company expects to retire its term notes. In conjunction with the retirement of these notes, the Company expects to record a non-cash write-off of deferred financing fees of approximately $4.1 million and cash charges related to prepayment penalties and the unwinding of interest rate swaps of approximately $1.0 million. The charges will be expensed in the quarter in which the proposed common stock offering closes, which is expected to be the Company’s fiscal fourth quarter.

     The Company expects to announce its full financial results for the third quarter of fiscal 2004 and update its fiscal 2004 financial guidance on or about April 15, 2004.

Forward-looking Statements

     This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

     Although the Company believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under the Company’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors, could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, matters described in the Company’s reports filed with the Securities and Exchange Commission, such as:

•	the Company’s relationships with Republic Bank, with Travelers Express and its affiliates, with its bank lenders, with American Capital Strategies, Ltd. and with H&R Block;

•	the Company’s relationship with third-party providers of services offered by the Company or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any litigation regarding the Company’s short-term consumer lending activities;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement the Company’s growth strategy;

•	increases in interest rates, which would increase the Company’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by the Company;

•	the terms and performance of third-party services offered at the Company’s stores; and

•	customer demand and response to services offered at the Company’s stores.

     The Company expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in the Company’s views or expectations, or otherwise. The Company makes no prediction or statement about the performance of its Common Stock.

About the Company

     Ace Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loan and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of December 31, 2003, the Company had a network of 1,184 stores in 36 states and the District of Columbia, consisting of 974 company-owned stores and 210 franchised stores. The Company focuses on serving unbanked and underbanked consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. The Company’s website is found at www.acecashexpress.com.

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